Exhibit 99.1

Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Mitzi S. Reynolds Phone: 804/330-1134 Fax: 804/330-1177 E-mail: mitzireynolds@tredegar.com

TREDEGAR REPORTS SECOND-QUARTER RESULTS

        RICHMOND, Va., July 21, 2003 - Tredegar Corporation (NYSE:TG) reported second-quarter income from continuing operations of $1.7 million (4 cents per share) compared to $14.3 million (36 cents per share) in 2002. Earnings from manufacturing operations were $7.6 million (20 cents per share) versus $16.5 million (42 cents per share) in 2002. Second-quarter sales were $181.6 million versus $200.6 million in 2002.

        A summary of second-quarter and year-to-date results from continuing operations is shown below:

(In millions, except per-share data)	Second Quarter Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$1.7	$14.3	$6.5	$24.3
After-tax effects of:
Loss (income) related to unusual items	—	—	.7	—
Loss associated with plant shutdowns, asset
impairments and restructurings	3.8	.2	3.8	.8
Loss from Therics ongoing operations	2.1	2.0	4.3	4.4

Income from manufacturing operations*	$7.6	$16.5	$15.3	$29.5

Diluted earnings per share from continuing operations as
reported under GAAP	$.04	$.36	$.17	$.63
After-tax effects per diluted share of:
Loss (income) related to unusual items	—	—	.02	—
Loss associated with plant shutdowns, asset
impairments and restructurings	.10	.01	.10	.02
Loss from Therics ongoing operations	.06	.05	.11	.11

Diluted earnings per share from manufacturing operations*	$.20	$.42	$.40	$.76

*	The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings and Therics have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude Therics, an early-stage technology company that cannot be analyzed and valued by historical measures of earnings and cash flow. Therics’ prospects and value currently depend on its ability to develop, manufacture, market and profit from microfabrication technology that has potential applications in bone replacement and reconstructive products. We are currently assessing available alternatives for realizing value from Therics, and there is no assurance whether or when we might realize any return on our investment in Therics.

        Norman A. Scher, Tredegar’s president and chief executive officer, said: “We expect some improvement in earnings from manufacturing operations in the second half of the year. The second quarter should be the low point for our films business in 2003, and we continue to expect sales and profit growth during 2004. Market conditions in aluminum show some signs of recovery. With recent orders reflecting a pick-up in overall industry demand, third-quarter profits should improve from current levels. However, we cannot forecast a significant profit upturn in our aluminum business until we see more evidence of a sustainable increase in order rates.”

        Scher added: “Our aggressive pursuit of lower costs is beginning to have a meaningful impact. Restructuring at corporate and division levels and other cost reduction initiatives should ultimately yield approximately $30 million in annualized savings, and efforts to minimize costs are continuing. When business conditions improve, we will be well positioned to increase profits.”

MANUFACTURING OPERATIONS
Film Products

        Second-quarter net sales in Film Products were $88.4 million, down 9% from $97.3 million in 2002. Operating profit from ongoing operations (excluding unusual items and losses related to plant shutdowns, asset impairments and restructurings) was $10.1 million versus $18.7 million last year. Volume for the quarter was 66 million pounds, down 19% from 81 million pounds in 2002. Year-to-date net sales were $181.8 million versus $186.2 million in 2002. Operating profit from ongoing operations was $24 million, compared to $36.8 million in 2002. Year-to-date volume decreased 12% to 139 million pounds from 158 million pounds. Results for 2002 and the first quarter of 2003 include revenues and profits related to certain discontinued domestic backsheet business.

        On June 16, Tredegar said it would not achieve the $12 million operating profit level that had been expected in the second quarter due to higher costs associated with raw materials, lower than expected volumes from a seasonal customer, and higher manufacturing costs on certain new products. The company said it was unable to recover the full cost of resin price increases and that costs related to certain new product start-ups were higher than expected. Film Products’ strategy is based on expanding sales of apertured, elastic and breathable products. The division is commercializing several new products, including a new feminine pad topsheet for European markets.

        Year-to-date capital expenditures totaled $22 million. Film Products expects to spend approximately $45 million in 2003 in support of continued global expansion and product development efforts.

Aluminum Extrusions

        Second-quarter net sales in Aluminum Extrusions were $88.6 million, down 11% from $99.1 million in 2002. Operating profit from ongoing operations declined to $4.9 million, down 52% from $10.3 million in 2002. Volume for the quarter was 58 million pounds, down 8% from 63 million pounds in 2002.

        The company said recent increases in customer orders should boost third-quarter profits from current levels, and that it continues to make progress in reducing costs and improving key measures of customer satisfaction.

        Year-to-date net sales were $173.1 million, down 6% from $183.8 million in 2002. Operating profit from ongoing operations for the six-month period was $6.1 million, down 61% from $15.6 million in 2002. Year-to-date volume decreased 6% to 112 million pounds from 119 million pounds.

        Through June 30, capital expenditures totaled $4 million and are expected to be approximately $15 million for the year.

THERICS

        The second-quarter operating loss from ongoing operations at Therics was $3.3 million compared to a loss of $3.1 million in 2002. On a similar basis, the year-to-date loss was $6.6 million compared to $6.8 million in 2002.

        In April, Tredegar announced that it had suspended efforts to sell Therics pending a reassessment of strategic alternatives. The company said it would provide an update on the status of this strategic review when it reports third-quarter earnings.

OTHER ITEMS

        Second-quarter results include a net after-tax charge of $3.8 million (10 cents per share) related to plant shutdowns, asset impairments and restructurings, including severance costs of $2.8 million. Also included in the charge is $201,000 related to the planned shutdown of the films plant in New Bern, NC, announced in June. The plant is scheduled to close by mid-2004, and the company is expected to incur additional charges of approximately $6 million ($3.9 million or 10 cents per share after taxes) over the next year. Last year’s second-quarter results included a net after-tax charge of $172,000 related to other plant closures.

        Second-quarter results also include a net gain from discontinued operations for Molecumetics of $891,000 (2 cents per share) related to the sale of intellectual property. Second-quarter 2002 results included a net loss from discontinued operations of $5.4 million (14 cents per share) associated with Molecumetics, which was closed in July of 2002, and a net loss from discontinued venture capital activities of $12.2 million (31 cents per share).

        Year-to-date net after-tax charges for unusual items, plant shutdowns, asset impairments and restructurings were $4.5 million (12 cents per share) in 2003 and $809,000 (2 cents per share) in 2002. The year-to-date net loss for discontinued operations totaled $48.6 million ($1.26 per share) in 2003 and $27.1 million (70 cents per share) in 2002.

        Further details regarding other items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

        Pro forma net debt (debt net of cash and income taxes recoverable from the sale of the venture capital portfolio) was $63 million, or less than one times the last twelve months Adjusted EBITDA from manufacturing operations. See notes to financial tables for reconciliations to comparable GAAP measures.

        Tredegar purchased 249,800 shares of its common stock during the second quarter for $3.2 million at an average price of $12.94 per share. Year-to-date the company purchased 406,400 shares for $5.2 million at an average price of $12.72 per share. Under a standing authorization from its board of directors, Tredegar can repurchase up to an additional 3.4 million shares in the open market or through privately negotiated transactions. On June 30, the company had 38.1 million shares outstanding.

QUARTERLY CONFERENCE CALL

        Tredegar management will host a conference call on July 22 at 11:00 a.m. EDT to discuss its earnings results. Individuals can access the call by dialing 888-662-7338. Individuals calling from outside of the United States should dial 706-679-4074. A replay of the call will be available, beginning at 2:00 p.m. on July 22 through July 29, by dialing 800-642-1687 (domestic) or 706-645-9291 (international), conference ID 1548110.

        Alternatively, individuals may listen to the live webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of second-quarter results” link under “What’s New” on the home page. An archived version of the call will be available for replay on the Web site for approximately two weeks.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

        Film Products is highly dependent on sales to one customer, which comprised approximately 30% of Tredegar’s net sales in 2002. Film Products’ success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products. Our ability to grow Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

        Aluminum Extrusions is a cyclical business that is highly dependent on the economic conditions of its end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. This business is also subject to seasonal slowdowns during the winter months. Aluminum Extrusions is under increasing domestic and foreign competitive pressures, including a growing presence of Chinese imports in a number of Aluminum Extrusions’ markets.

        Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues. Likewise, there is no assurance of our ability to pass through to our customers cost increases in raw materials.

        With the shutdown of Molecumetics, the current operations of Tredegar Biotech consist of Therics. We will continue to incur losses as we reassess Therics’ strategic options. There is no assurance we will realize any return on our continuing investment in Therics.

        Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

        To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

        Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation Condensed Consolidated Statements of Income (In Thousands, Except Per-Share Data) (Unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002

Sales	$181,574	$200,554	$363,619	$378,006
Other income (expense), net	428	366	1,151	416

	182,002	200,920	364,770	378,422

Cost of goods sold	149,836	153,968	299,337	291,368
Freight	4,532	4,051	8,720	7,794
Selling, R&D and general expenses	17,389	18,162	35,580	35,655
Amortization of intangibles	67	11	134	78
Interest expense	1,683	2,310	3,786	4,498
Plant shutdowns, asset impairments and restructurings (a)	5,882	268	5,967	1,264
Unusual items (b)	—	—	1,067	—

	179,389	178,770	354,591	340,657

Income before income taxes	2,613	22,150	10,179	37,765
Income taxes	932	7,879	3,639	13,435

Income from continuing operations	1,681	14,271	6,540	24,330
Discontinued operations (c):
Loss from venture capital investment activities (including
an after-tax loss on the sale of the venture capital
investment portfolio of $49.2 million in 2003)	—	(12,160)	(49,516)	(19,329)
Loss from operations of Molecumetics (including an
after-tax gain on the sale of intellectual property
of $891,000 in 2003 and an expected loss on disposal
of $3.9 million in 2002)	891	(5,446)	891	(7,753)

Net income (loss) (a) (b) (c) (d)	$2,572	$(3,335)	$(42,085)	$(2,752)

Earnings (loss) per share:
Basic:
Continuing operations	$.04	$.37	$.17	$.64
Discontinued operations	.02	(.46)	(1.28)	(.71)

Net income (loss)	$.06	$(.09)	$(1.11)	$(.07)

Diluted:
Continuing operations	$.04	$.36	$.17	$.63
Discontinued operations	.02	(.45)	(1.26)	(.70)

Net income (loss)	$.06	$(.09)	$(1.09)	$(.07)

Shares used to compute earnings (loss) per share:
Basic	38,047	38,270	38,113	38,219
Diluted	38,418	39,111	38,498	38,990

Tredegar Corporation Net Sales and Operating Profit by Segment (In Thousands) (Unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Net Sales
Film Products	$88,410	$97,285	$181,794	$186,194
Aluminum Extrusions	88,632	99,124	173,105	183,830
Therics	—	94	—	188

Total net sales	177,042	196,503	354,899	370,212
Add back freight	4,532	4,051	8,720	7,794

Sales as shown in the Consolidated
Statements of Income	$181,574	$200,554	$363,619	$378,006

Operating Profit
Film Products:
Ongoing operations	$10,104	$18,705	$24,032	$36,797
Plant shutdowns, asset impairments and
restructurings (a)	(2,609)	(295)	(2,694)	(1,095)

	7,495	18,410	21,338	35,702

Aluminum Extrusions:
Ongoing operations	4,855	10,277	6,066	15,630
Plant shutdowns, asset impairments and
restructurings (a)	(388)	27	(388)	(169)

	4,467	10,304	5,678	15,461

Therics:
Ongoing operations	(3,306)	(3,134)	(6,603)	(6,827)
Restructurings (a)	(1,704)	—	(1,704)	—
Unusual items (b)	—	—	(1,067)	—

	(5,010)	(3,134)	(9,374)	(6,827)

Total operating profit	6,952	25,580	17,642	44,336
Interest income	409	496	833	1,050
Interest expense	1,683	2,310	3,786	4,498
Corporate expenses, net (a)	3,065	1,616	4,510	3,123

Income before income taxes	2,613	22,150	10,179	37,765
Income taxes	932	7,879	3,639	13,435

Income from continuing operations	1,681	14,271	6,540	24,330
Income (loss) from discontinued operations (c)	891	(17,606)	(48,625)	(27,082)

Net income (loss) (a) (b) (c) (d)	$2,572	$(3,335)	$(42,085)	$(2,752)

Tredegar Corporation Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	June 30, 2003	December 31, 2002
Assets

Cash & cash equivalents	$113,074	$109,928
Accounts & notes receivable	90,365	92,892
Income taxes recoverable	60,179	12,863
Inventories	46,260	43,969
Deferred income taxes	9,294	20,976
Prepaid expenses & other	4,174	3,962

Total current assets	323,346	284,590

Property, plant & equipment, net	271,932	250,603
Net non-current assets of Therics held for sale (b)	—	10,406
Venture capital investments (c)	—	93,765
Other assets	74,529	66,316
Goodwill & other intangibles	139,845	132,282

Total assets	$809,652	$837,962

Liabilities and Shareholders’ Equity

Accounts payable	$43,848	$35,861
Accrued expenses	46,307	42,409
Current portion of long-term debt	62,500	55,000

Total current liabilities	152,655	133,270

Long-term debt	167,592	204,280
Deferred income taxes	54,856	27,443
Other noncurrent liabilities	10,368	10,037
Shareholders’ equity	424,181	462,932

Total liabilities and shareholders’ equity	$809,652	$837,962

Tredegar Corporation Selected Cash Flow Information (In Millions) (Unaudited)

	Six Months Ended June 30
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(42.1)	$(2.8)
Adjustments for noncash items:
Depreciation and amortization	15.8	16.5
Deferred income taxes	33.4	1.7
Accrued pension income and postretirement
benefits	(2.7)	(4.9)
Loss on venture capital investments	70.3	27.4
(Increase) decrease in income taxes recoverable	(47.1)	3.3
Net change in working capital and other, net	19.9	(13.4)

Net cash provided by operating activities	47.5	27.8

Cash flows from investing activities:
Capital expenditures	(26.1)	(13.8)
Venture capital investments	(2.8)	(11.1)
Proceeds from sale of venture capital investments	21.5	6.4
Other, net	(0.1)	(2.4)

Net cash used in investing activities	(7.5)	(20.9)

Cash flows from financing activities:
Dividends paid	(3.1)	(3.1)
Net decrease in borrowings	(29.2)	(5.1)
Repurchase of Tredegar common stock	(5.1)	—
Proceeds from exercise of stock options	0.6	1.0

Net cash used in financing activities	(36.8)	(7.2)

Increase in cash and cash equivalents	3.2	(0.3)
Cash and cash equivalents at beginning of period	109.9	96.8

Cash and cash equivalents at end of period	$113.1	$96.5

Selected Financial Measures (In Millions) (Unaudited)

	For the Twelve Months Ended June 30, 2003
	Film Products	Aluminum Extrusions	Therics	Total
Total operating profit as reported	$60.7	$17.0	$(15.1)	$62.6
Allocation of corporate overhead	(4.2)	(1.5)	—	(5.7)
Add back:
Losses associated with plant shutdowns, asset
impairments and restructurings	5.0	.7	1.7	7.4
Unusual items	(6.1)	—	1.1	(5.0)
Depreciation and amortization	19.4	10.6	.8	30.8

Adjusted EBITDA (e)	$74.8	$26.8	$(11.5)	$90.1

Selected balance sheet and other data as of June 30, 2003:
Cash invested to date in Therics	$60.6
Pro forma net debt (f)	$62.6
Shares outstanding	38.1

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in 2003 include:

•	Second-quarter pretax charges for severance costs in connection with restructurings in Film Products ($1.6 million), Therics ($1.2 million) and at corporate headquarters ($1.2 million; included in “Corporate expenses, net” in the Operating Profit by Segment table);

•	A second-quarter pretax charge of $956,000 for asset impairments in Film Products;

•	A second-quarter pretax charge of $388,000 related to an early retirement program in Aluminum Extrusions;

•	A second-quarter pretax charge of $549,000 related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	Pretax charges of $53,000 in the second quarter and $85,000 in the first quarter for additional costs incurred related to previously announced plant shutdowns in Film Products; and

Plant shutdowns, asset impairments and restructurings in 2002 include:

•	Second-quarter pretax net charges of $268,000, primarily related to the shutdown of the films plant in Tacoma, Washington;

•	A first-quarter pretax charge of $800,000 related to the shutdown of the films plant in Carbondale, Pennsylvania; and

•	A first-quarter pretax charge of $196,000 for the shutdown of the aluminum extrusions plant in El Campo, Texas.

(b)	Unusual items in 2003 include a first-quarter pretax charge of $1.1 million related to an adjustment for depreciation at Therics based on Tredegar’s decision to suspend divestiture efforts.

(c)	On March 7, 2003, Tredegar announced that Tredegar Investments had reached definitive agreements to sell substantially all of its venture capital investment portfolio. The operating results associated with venture capital investment activities have been reported as discontinued operations. Discontinued operations for 2003 also include a gain of $891,000 after-taxes on the sale of intellectual property of Molecumetics and a loss on the divestiture of the venture capital investment portfolio of $49.2 million after taxes.

On March 22, 2002, Tredegar announced its intent to divest its biotech operations. Operations were ceased at Molecumetics on July 2, 2002. The operating results of Molecumetics have been reported as discontinued operations.

(d)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $10.3 million for the second quarter of 2003 and a loss of $2.4 million for the second quarter of 2002. Comprehensive income (loss) was a loss of $31.5 million for the first six months of 2003 and a loss of $6.8 million for the first six months of 2002. Other comprehensive income (loss) includes changes in: unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(e)	Adjusted EBITDA represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(f)	Pro forma net debt is calculated as follows (in millions):

Debt	$230.1
Less:
Cash and cash equivalents	(113.1)
Income taxes recoverable related to the sale of
venture capital investment portfolio	(54.4)

Pro forma net debt	$62.6